(a)(46)

AMENDMENT NO. 40 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Abolition of Series of Shares of Beneficial Interest

Effective: December 18, 2024

THIS AMENDMENT NO. 40 TO THE DECLARATION OF TRUST OF VOYA

SEPARATE PORTFOLIOS TRUST (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of VSPT on September 26, 2024, with respect to Voya VACS Series EMCD Fund (the “Fund”), a series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6, Article IX, Section 1 and Article X, Section 1 of VSPT’s Declaration of Trust. These resolutions serve to abolish the Fund, and the establishment and designation thereof, there being no shares of the series outstanding at the time of its abolition.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Joanne F. Osberg, Secretary of Voya Separate Portfolios Trust (“VSPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of

VSPT at a meeting held on September 25, 2024, with regard to the dissolution of Voya VACS

Series EMCD Fund of VSPT:

WHEREAS, in connection with the windup and termination of Voya VACS Series EMCD Fund (the “Fund”), a series of Voya Separate Portfolios Trust (“VSPT”), the Fund has paid or made reasonable provision to pay all claims and obligations of the Fund; so be it

RESOLVED, that the Board of Trustees (the “Board”) of VSPT approves the termination of the Fund, on December 18, 2024, or as soon thereafter as reasonably practicable, as presented in the Meeting materials; and

FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, authorized to take or cause to be taken all other actions, in connection with the liquidation of the Fund, including, without limitation, the execution and filing, in the name and on behalf of the Fund, with the U.S. Securities and Exchange Commission, state securities authorities, or other governmental or regulatory entities, of such documents, as may be shown by such officers’ or officer’s execution or performance to be in the officers’ or officer’s judgment necessary or desirable, the taking of such action by an officer or officers of VSPT to be conclusive evidence that the same is authorized by the Board of Trustees, including, but not limited to, the dissolution of the Fund.

/s/ Joanne F. Osberg_________________

Joanne F. Osberg

Secretary

Dated: September 25, 2024________